EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-1 (File No. 333-197220), Form S-3 (File Nos. 333-205128 and 333-204179), and Form S-8 (File Nos. 333-214846, 333-204055, 333-189985, 333-169067, 333-161642, 333-125796 and 333-221552) of our report dated March 16, 2018, relating to the consolidated financial statements of Abeona Therapeutics Inc. and subsidiaries and our report dated March 16, 2018, relating to effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Abeona Therapeutics Inc. and subsidiaries for the year ended December 31, 2017.

/s/ Whitley Penn LLP

Dallas, Texas

March 16, 2018